UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

November 30, 2010

(Date of Report)

November 23, 2010

(Date of Earliest Event Reported)

SOTHEBY’S

(Exact name of registrant as specified in its charter)

Delaware	1-9750	38-2478409
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1334 York Avenue, New York, New York	10021
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 606-7000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement

           On August 31, 2009, Sotheby’s and certain of its wholly-owned subsidiaries (collectively, the “Borrowers” or “Sotheby’s”) entered into a credit agreement (the “Credit Agreement”) with an international syndicate of lenders led by General Electric Capital Corporation (“GE Capital”). The Credit Agreement, among other things, provides for a $200 million revolving credit facility (the “Revolving Credit Facility”), subject to a borrowing base, as defined in the Credit Agreement.

          On November 23, 2010, Sotheby’s entered into an amendment to the Credit Agreement (the “Amendment”) with GE Capital, as Agent, and the lenders named therein (collectively, the “Lenders”). The Amendment, among other things, extended the maturity date of the Revolving Credit Facility, reduced borrowing costs and fees and provided additional flexibility to Sotheby’s.

          The following summary does not purport to be a complete summary of the Amendment and is qualified in its entirety by reference to the Amendment, a copy of which is filed herewith as Exhibit 10.1 and is incorporated by reference herein. Terms used, but not defined, in this Form 8-K have the meanings set forth in the Credit Agreement, as amended.

          The Amendment made the following changes, among other things, to the Credit Agreement:

•

The Amendment extended the maturity date of the Credit Agreement from August 31, 2012 to September 1, 2014, subject to Sotheby’s meeting certain liquidity requirements during the period commencing on December 15, 2012 and ending on the date Sotheby’s 3.125% Convertible Notes (the “Convertible Notes”) due June 2013 are converted or discharged;

•

The Amendment reduced interest rate margins for borrowings under the Revolving Credit Facility by 1.50%. Pursuant to the Amendment, Dollar Index Rate Loans bear interest at a rate per annum equal to (a) the highest of (i) the “Prime Rate” as quoted in The Wall Street Journal, (ii) the Federal Funds Rate plus 0.50%, or (iii) the LIBOR Rate plus 1.0%, plus (b) the Applicable Margin, as defined in the Credit Agreement, as amended, and which is generally 1.50% to 2.00% based upon the level of outstanding borrowings under the Revolving Credit Facility. The LIBOR Rate for Dollars or Sterling, as the case may be, for an interest period is equal to (x) the offered rate for deposits in such currency for a period equal to such interest period on the Reuters Screen LIBOR01 Page, plus (y) the Applicable Margin, as defined in the Credit Agreement, as amended, and which is generally 2.50% to 3.00% based upon the level of outstanding borrowings under the Revolving Credit Facility. Additionally, the Amendment eliminated the Dollar LIBOR Rate and Sterling LIBOR Rate minimums of 2%.

•	The Amendment reduced the unused Revolving Credit Facility line fee from 1% to 0.625% per annum.

•	The Amendment added an accordion feature whereby from the date of the Amendment to March 1, 2014, the Borrowers may request to increase the borrowing capacity of the Credit

Agreement by an amount not to exceed $50 million;

•

The Amendment expanded the ability of Sotheby’s to purchase its 7.75% Senior Notes (the “Senior Notes”) due June 2015 and its Convertible Notes. As a result of the Amendment, there are no limitations on the ability of Sotheby’s to purchase its Senior Notes or Convertible Notes provided there are no borrowings outstanding under the Revolving Credit Facility. Prior to the Amendment, Sotheby’s could only purchase up to $10 million of its Senior Notes and Convertible Notes;

•

The Amendment increased the amount of permitted quarterly dividend payments, not subject to performance ratios, to the lesser of (i) $0.10 per share and (ii) $8 million. Prior to the Amendment, Sotheby’s could only pay quarterly dividends, not subject to performance ratios, equal to the lesser of (x) $0.05 per share and (y) $4 million;

•	The Amendment increased Sotheby’s annual capital expenditure limitation to $25 million from $17 million; and

•

The Amendment favorably redefined the periods during which the financial covenants contained in the Credit Agreement are applicable (the Financial Covenant Compliance Period, as defined in the Credit Agreement).

          Sotheby’s incurred approximately $1.5 million in fees related to the Amendment, which will be amortized on a straight-line basis to interest expense over the extended term of the Credit Agreement.

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

          The disclosure set forth in Item 1.01 above is incorporated herein by reference.

ITEM 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1

Amendment No. 4 to Credit Agreement, dated as of November 23, 2010, among Sotheby’s (a Delaware corporation), Sotheby’s, Inc., Sotheby’s Financial Services, Inc., Sotheby’s Financial Services California, Inc., Oberon, Inc., Theta, Inc., Sotheby’s Ventures, LLC, Oatshare Limited, Sotheby’s (a company registered in England), and Sotheby’s Financial Services Limited as Borrowers, the other Credit Parties signatory thereto as Credit Parties, the Lenders, and General Electric Capital Corporation, as Agent.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOTHEBY’S

Date: November 30, 2010	By:	/s/ Kevin M. Delaney

Kevin M. Delaney
Senior Vice President, Controller and Chief Accounting Officer

Exhibit No.	Description

10.1

Amendment No. 4 to Credit Agreement, dated as of November 23, 2010, among Sotheby’s (a Delaware corporation), Sotheby’s, Inc., Sotheby’s Financial Services, Inc., Sotheby’s Financial Services California, Inc., Oberon, Inc., Theta, Inc., Sotheby’s Ventures, LLC, Oatshare Limited, Sotheby’s (a company registered in England), and Sotheby’s Financial Services Limited as Borrowers, the other Credit Parties signatory thereto as Credit Parties, the Lenders, and General Electric Capital Corporation, as Agent.